Answers Corporation

3rd Quarter 2010 Conference Call Script

9:00AM EST, November 8, 2010

Participants:

Robert S. Rosenschein, Chairman and Chief Executive Officer

Steven Steinberg, Chief Financial Officer

Bruce D. Smith, Chief Strategic Officer

Bruce Smith

Good morning and welcome to our call. My name is Bruce Smith, Chief Strategic Officer. Joining me is Bob Rosenschein, Chairman and CEO, who will present our prepared remarks, and Steve Steinberg, our CFO. This call is being webcast and will be available for replay.

Before we begin today, we would like to remind you that our prepared remarks contain forward-looking statements and that management may make additional forward-looking statements in response to questions. These statements are based on current expectations, forecast assumptions, contain risks and uncertainties, and do not guarantee future performance. The company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important risks can be found in our earnings release issued earlier today, as well as in statements disclosed from time to time in our SEC filings.

We will be discussing non-GAAP financial measures, including adjusted EBITDA. We have provided a reconciliation of non-GAAP financial measures, to the most directly comparable GAAP financial measure and the reasons why we use non-GAAP financial measures, in today’s earnings release posted on our corporate Website at: ir.answers.com.

Finally, all information shared on this call is as of November 8, 2010, and we do not intend and assume no obligation to update such information.

And with that, I would like to turn the call over to Bob Rosenschein.

Bob Rosenschein

Good morning and welcome. I’m pleased you could join us today.  Consistent with previous calls, I am going to cover the following areas:

1.	Financial highlights

2.	Traffic

3.	Monetization

4.	New initiatives

5.	Cash flow

6.	Marketing

To sum up our business, traffic continues to be very strong.  Answers.com is an audience gem, and we continue enhancing our content and scaling our traffic. Monetization, on the other hand, is a work-in-progress, and we will go into more detail today about specific initiatives we have already begun implementing and others in the works to further grow revenue.

#1. First, Q3 2010 financial highlights.

·	Q3 revenue was $4.45 million.

·	Adjusted EBITDA was $964 thousand, a margin of 22%.

·	GAAP net income was $1.66 million, which includes the quarterly valuation of Redpoint’s warrants.

·	Our balance sheet remains strong. Cash, marketable securities and short-term investments as of September 30 were $25 million.

·
Share count: common shares and preferred shares on an as-converted basis, plus shares issuable on exercise of options and warrants, under the treasury stock method, using the stock closing price of $6.97 on November 5, were 11.2 million.

#2. Next let’s talk traffic, the fundamental driver of our business. Overall traffic in Q3 rose 16% year-over-year by 1.5 million average daily page views from 9.2 to 10.7 million. WikiAnswers traffic – responsible for 77% of overall traffic to Answers.com - jumped 31% year-over-year. Overall, page views hit 12.8 million in September. In other words, we had almost a billion page views in Q3.

In October, traffic rose again, another 6% month over month--to 13.6 million. So, we see the trend is quite positive.

Audience size. According to comScore, we exited the quarter with 47.6 million U.S. unduplicated unique visitors in the month of September, ranking Answers.com #20 in the United States. Our global audience was 78.5 million, ranking our sites the #35th largest Internet audience in the world. We have a larger monthly Internet audience than some very well known brands, such as ESPN, LinkedIn, Disney, Best Buy, Expedia, Hulu and HP.

#3. Monetization. Let me start off by saying that we believe we have reached a turning point in our business, where our tremendous audience scale provides opportunities for monetization supplements to Google AdSense, that are tailored to our unique property and will deliver higher RPM. It is important to have reached this point, because, while we are pleased with our traffic in Q3, our revenue per thousand pages (RPM) declined 10% sequentially to $4.52.

As you know, our ad revenue is generated from display ads and Google AdSense text link ads. We earned 26% of our Q3 revenue from display ads – and 74% from AdSense.

We are pleased with progress on the display ad front. Our display ad RPM has risen by nearly 50% year-over-year.

However, our Google AdSense RPM has declined significantly, year-over-year, by about a third. We believe most of that decline is attributable to a drop in our click-through rates (CTR), offset, to some extent by higher CPC rates. For more detail on the possible factors impacting CTR and CPC, please refer to our upcoming quarterly report. We have been working closely with Google to better analyze and address this issue. For example, we have modified ad placement and format, based on their advice. In parallel, we are taking actions to reduce over-dependence on AdSense -- more details below.

1.
Rich Media Hyperlinks. We started working with a new monetization partner – Vibrant Media, a leader in rich-media in-text advertising. Our rollout began mid-October, and we are seeing an encouraging improvement in RPM on pages that incorporate the new ads, which is about 25% of our pages and expected to rise. As that percent grows, we see potential for even further upside from this new advertising market going forward. As page coverage rises, we expect it to contribute incrementally. To learn more about these ads, please visit www.vibrantmedia.com.

2.
Diversify ad elements. In addition, we will be experimenting with other new advertising formats. For example, we are in active discussions with a company that offers interactive monetizable toolbars, which we plan to start testing on our pages during Q4.

3.
New Advertisement Placement Strategy. An important lesson we have learned about advertising has been the importance of changing ad placement. “Ad-blindness”, as it is called, means that users click less on advertisements, the more they get used to them. This can be addressed by offering different size ad units and changing the location of ads on the page. One of our most important initiatives scheduled for launch in Q1 2011, is an overall redesign of our site. We will talk about this more in a minute, but one big product goal is optimal ad unit placement and experimentation with different ad formats and sizes.

4.
Verticals. Targeted category inventory commands a premium price. For example, current high-monetizing categories include business, shopping, automotive, legal, and they perform at 2–4 times greater than overall RPM. Since we already own rich category-based content, it can leverage into a compelling vertical offering that can be more effectively monetized; we are also now reaching audience scale in a number of the most desirable and highest monetizing advertising verticals and our plan is to exploit this potential in 2011.

5.
Direct ad sales is another initiative with material upside. ANSW veterans may recall our suspension of this approach over two years ago, in order to focus on building traffic and community. We believe the time has come to re-open that door. Over the last two years, from Q3 2008 to Q3 2010, our traffic jumped 86%. This volume changes everything. We are confident that we will be able to leverage our size along with our fairly young demographic and category-heavy structure to get brand advertisers interested in our site. In other words, we expect our salespeople to sell the audience to advertisers. We are also confident that our redesigned site’s extended flexibility will be more suitable for custom creatives. As this effort gets underway, we will discuss in more detail how it is progressing and how quickly we expect it to start contributing, but we are anticipating considerable upside to 2011 due to this effort.

#4. Next let's talk about other major initiatives. With our focus on achieving higher RPM rates, we have not lost sight of how important it is to also grow our traffic. On the contrary, perhaps more than ever before, our product team, in concert with our community development staff, are focusing their execution and planning on projects we believe will lead to material improvement in increasing our page views. I’ll take a few minutes to walk you through these projects:

(1)
Project AQUA: redesign of the Answers.com Web site. In Q1 2011, we plan to go live with a new design that we expect will be cleaner, less cluttered, friendlier, faster, and will more flexibly support monetization. It will feature much better site navigation, and we think it will drive engagement.

(2)
Reputation Management System. As explained on our last call, Answers.com is implementing its Reputation Management System (“REMUS”) project to increase the quality of questions and answers available on the site. This is a key market differentiator. Exploiting proprietary algorithms, the system acts as a quality watchdog, discouraging poor quality contributions and encouraging high quality ones. Better content should receive better search engine ranking, and appeal more to our users and advertisers alike.  Expect continuous rollout throughout 2011.

(3)
Social Media / Mobile / Video. As discussed in previous calls, we continue to push forward on these initiatives, improving product, with an eye toward driving engagement. By the way, this year we implemented a mobile version of Answers.com. We are finding mobile an additional channel to drive traffic and appeal to our users. For October 2010, page views from mobile users accounted for 7% of total Answers.com traffic, up from 1.7% in October 2009. We expect this percentage of mobile usage only to rise over time.

#5. Cash flow. Cash, marketable securities and short-term investments as of September 30th were $25 million, $400 thousand less than at the end of the previous quarter. The net decrease stems mostly from capital expenditures of approximately $375 thousand, and dividends approximating $200 thousand, offset by cash from option exercises of approximately $150,000 and cash flow from operations of $62 thousand. The reason why our cash flow from operations was unusually low, despite $964 of Adjusted EBITDA was due to the large multi-year investment-like prepayments, we made in content. We laid out about $850 thousand in cash this quarter on content deals that go out as far as 2014. These prepayments are amortized to P&L over the life of the content licenses but hit our balance sheet now. We view this content as a strategic asset that will allow us to grow our traffic.

#6 Marketing. Before wrapping up, let me mention marketing. With all of the new initiatives just described, we feel this is an exciting transformational time for Answers.com. To assist in conveying that story, we have recently retained the BlueShirt Group to help drive our investor relations efforts. Furthermore, we have signed up with Horn Group, also in New York, to advise and work with us on public relations. Being so immersed in operational improvements, we decided to bring first class IR and PR firms to help communicate and respond more proactively with the market. We have an exciting story to tell, and we want to do a better job of getting our message out. We believe these two organizations with their broad experience with emerging growth technology companies are ideally positioned to help us achieve this goal.

In conclusion, looking ahead, I am very excited about the future of Answers.com. Overall average daily page views hit 13.6 million in October, and the healthy momentum is very encouraging. Going into Q4 2010, I believe that we are taking the proactive steps necessary to address the weakness in our RPM and to continue to grow traffic. Every day our database of answers and content gets better and better, and we are well positioned to remain a leader in the Q&A space.

Looking ahead, we are confident that Q4 2010 revenue will be materially better than Q3 2010, and we expect 2011 revenue will exhibit healthy growth over 2010.

With that, thank you, and I’ll turn it over, if you have any questions...